UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report – January 31, 2016
(Date of earliest event reported)
QUESTAR CORPORATION
(Exact name of registrant as specified in its charter)

Utah	001-08796	87-0407509
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 South State Street, P.O. Box 45433, Salt Lake City, Utah 84145-0433
(Address of principal executive offices)
Registrant's telephone number, including area code (801) 324-5900
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations
Item 1.01.     Entry into a Material Definitive Agreement.
Merger Agreement
On January 31, 2016, Questar Corporation, a Utah corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Dominion Resources, Inc., a Virginia corporation (“Parent”) and Diamond Beehive Corp., a Utah corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”). A copy of the Merger Agreement is attached as Exhibit 2.1 to this report.

The Merger Agreement provides for the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), with the Company continuing as the surviving corporation in the Merger and becoming a direct, wholly-owned subsidiary of Parent. At the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of the Company, Parent or Merger Sub or any holder of any shares of common stock, no par value per share, of the Company (the “Company Common Stock”) or any shares of capital stock of Merger Sub, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in the Merger Agreement) and shares of Company Common Stock that are owned by Parent or Merger Sub or any of their respective subsidiaries, in each case immediately prior to the Effective Time) will be converted automatically into the right to receive $25.00 in cash, without interest (the “Merger Consideration”).

Pursuant to the Merger Agreement, each outstanding Company RSU (as defined in the Merger Agreement) and each outstanding Company Restricted Share (as defined in the Merger Agreement) will be converted into a vested right to receive cash in an amount equal to the Merger Consideration. In addition, each outstanding Company Performance Share Award (as defined in the Merger Agreement), including any Company Performance Share Award with respect to which the applicable performance period has ended, but which Company Performance Share Award has not been settled, will be converted into a vested right to receive cash in an amount equal to the greater of (x) the target number of shares of Company Common Stock subject to such Company Performance Share Award, multiplied by the Merger Consideration and (y) the actual number of shares of Company Common Stock to which the holder of such Company Performance Share Award would be entitled based on actual performance with respect to the applicable performance period, multiplied by the Merger Consideration. The Merger Agreement also provides that if any outstanding Company Performance Share Award that is unvested as of the date of the Merger Agreement becomes vested and settled pursuant to the terms of the applicable award agreement and/or Company Stock Plan (as defined in the Merger Agreement) prior to the Effective Time then, immediately prior to the Effective Time, the holder of such Company Performance Share Award will be issued such number of shares of Company Common Stock, if any, equal to the excess of (1) the number of shares of Company Common Stock that would have vested and been settled in respect of such Company Performance Share Award if the performance goals or targets applicable to such Company Performance Share Award had been achieved at the target level, over (2) the actual number of shares of Company Common Stock that vested and were settled in respect of such Company Performance Share Award. Each outstanding Company Stock Option will be converted into a vested right to receive cash in an amount equal to (i) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option. Each outstanding Company Award will be converted into a vested right to receive cash in an amount equal to (i) the number of shares of Company Common Stock subject to such Company Awards immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration. Such amount shall be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such Company Awards (or, if earlier, on the death of the holder thereof), and, prior to the time of distribution, such amount shall be permitted to be deemed invested in a permitted investment option under the applicable agreement, plan or arrangement.

Consummation of the Merger is subject to the satisfaction or waiver of specified closing conditions, including (i) the approval of the Merger by the holders of a majority of the outstanding shares of Company Common Stock, (ii) the receipt of regulatory approvals required to consummate the Merger, including approval from the Public Service Commission of Utah and the Public Service Commission of Wyoming, (iii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iv) the absence of any law, statute, ordinance, code, rule, regulation, ruling, decree, judgment, injunction or order of a governmental authority that prohibits the consummation of the Merger, and (v) other customary closing conditions, including (a) the accuracy of each party’s representations and warranties (subject to customary materiality qualifiers), (b) each party’s compliance in all material respects with its obligations and covenants contained in the Merger Agreement, and (c) the absence of a material adverse effect on the Company. In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the required regulatory approvals not imposing or requiring any undertakings, terms, conditions, liabilities, obligations, commitments or sanctions, or any structural or remedial actions that constitute a Company Material Adverse Effect (as defined in the Merger Agreement).

The Merger Agreement also contains customary representations, warranties and covenants of both the Company and Parent. These covenants include, among others, an obligation on behalf of the Company to use reasonable best efforts to conduct its business in all material respects in the ordinary course until the Merger is consummated, subject to certain exceptions. The Company has made certain additional customary covenants, including, among others, subject to certain exceptions, (a) causing a meeting of the Company’s shareholders to be held to consider approval of the Merger Agreement, and (b) a customary non-solicitation covenant prohibiting the Company from soliciting, providing non-public information or entering into discussions or negotiations concerning proposals relating to alternative business combination transactions, except as permitted under the Merger Agreement. In addition, the parties are required to use reasonable best efforts to obtain any required regulatory approvals.

The Merger Agreement may be terminated by each of the Company and Parent under certain circumstances, including if the Merger is not consummated by February 28, 2017 (subject to certain extension rights, up to a maximum of nine months,as specified in the Merger Agreement). The Merger Agreement contains certain termination rights for both Parent and the Company, and provides that, upon termination of the Merger Agreement under specified circumstances, Parent would be required to pay a termination fee of $154 million to the Company (the “Parent Termination Fee”) and the Company would be required to pay Parent a termination fee of $99 million (the “Company Termination Fee”). The Company Termination Fee is payable under certain specified circumstances, including (i) termination of the Merger Agreement by the Company in order to enter into a definitive agreement with respect to certain business combinations (other than the Merger Agreement), and (ii) termination of the Merger Agreement by Parent following a withdrawal by the Company Board of its recommendation of the Merger Agreement. The Company will also be required to pay Parent the Company Termination Fee in the event the Company signs an alternative transaction within twelve months following the termination of the Merger Agreement under certain specified circumstances. In addition, upon termination of the Merger Agreement in certain specified circumstances, the Company would be required to reimburse Parent for certain expenses incurred by Parent and its affiliates and representatives in connection with transaction, in an amount not to exceed $5 million. The Parent Termination Fee is payable by the Parent in certain specified circumstances if the Merger Agreement is terminated under certain circumstances due to the failure to obtain certain regulatory approvals as a result of the imposition of a Burdensome Condition or the material breach by Parent of its obligations to obtain certain regulatory approvals.

The representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of the specific dates therein, and were solely for the benefit of the parties to the Merger Agreement. The representations and warranties contained in the Merger Agreement may be subject to limitations agreed upon by the parties to the Merger Agreement and are qualified by information in confidential disclosure schedules provided in connection with the signing of the Merger Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement may be subject to a standard of materiality provided for in the Merger Agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Additional Information and Where to Find It
This communication does not constitute a solicitation of any vote or approval. The company intends to file with the SEC and mail to its shareholders a proxy statement in connection with the proposed merger transaction. QUESTAR CORPORATION. (QUESTAR) URGES INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION about Dominion Resources, Inc. (Dominion), Questar and the proposed merger. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of Questar’s proxy statement (when it becomes available) may be obtained free of charge from Questar Corporation, Corporate Secretary, 333 South State Street, P.O. Box 45433 Salt Lake City, Utah 84145. Investors and security holders may also read and copy any reports, statements and other information filed by Questar with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Merger Solicitation
Questar, Dominion, and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Questar’s directors and executive officers is available in its proxy statement filed with the SEC on April 17, 2015, in connection with its 2015 annual meeting of stockholders, and information regarding Dominion’s directors and executive officers is available in its proxy statement filed with the SEC on March 23, 2015, in connection with its 2015 annual meeting of stockholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Item 8.01 Other Events.

Joint Press Release

On February 1, 2016 Parent and the Company issued a joint press release announcing the execution of the Merger Agreement. The press release is filed as Exhibit 99.1 hereto, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of January 31, 2016, by and among Dominion Resources, Inc., Diamond Beehive Corp. and Questar Corporation.*
99.1	Joint Press Release, dated February 1, 2016.

* Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Questar will furnish the omitted schedules to the Securities and Exchange Commission upon request by the Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUESTAR CORPORATION (Registrant)

February 1, 2016	/s/ Ronald W. Jibson
Ronald W. Jibson President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of January 31, 2016, by and among Dominion Resources, Inc., Diamond Beehive Corp., and Questar Corporation *

99.1	Joint Press Release, dated February 1, 2016.

* Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.